Exhibit 10.5

CONSULTING AGREEMENT

This consulting agreement ("Agreement") is made by and between Viracta Therapeutics, Inc., having a place of business at 2533 South Coast Hwy 101, Suite 210, Cardiff, CA 92007 USA, together with its affiliates ("Company") and Daniel Chevallard, an individual with a place of business at [***] ("Consultant"), effective as of March 20, 2024 (one minute before the effective time of Consultant’s resignation from his former position as Chief Financial Officer and Chief Operating Officer of the Company) for the purpose of setting forth the exclusive terms and conditions by which Company will acquire Consultant’s services on a temporary basis.

1.
Work And Payment. Attached to this Agreement as Exhibit A is a project assignment describing the work Consultant will perform ("Project Assignment"). This Project Assignment, and any future Project Assignment, will be subject to the terms and conditions of this Agreement and will set forth at a minimum the following terms: (a) Consultant’s rate of payment for such work, (b) expenses to be reimbursed in connection with such work (c) the period, schedule and specifications for the Project Assignment, and (d) such other terms and conditions as the parties may agree to. Company is not obligated to issue any additional Project Assignments under this Agreement. Subject to the terms of this Agreement, Consultant will, to the best of his ability and in a satisfactory and workmanship like manner, render the services set forth in Project Assignment(s) by the completion dates set forth therein. In completing the Project Assignments, unless otherwise agreed by Viracta, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.

2.
Proprietary Information.
2.1
Information Defined. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information of Company relating to Company’s business practices, finances and expenses, customer lists, strategies, designs, technologies and inventions. Such information may include, but is not limited to, documents, prototypes, compounds, samples, formulations, technical data, trade secrets, know-how, research, devices, components, materials, product or business plans, services, customer and collaborator lists, market analyses, software, assays, discoveries, inventions, ideas, techniques, processes, designs, drawings, marketing plans, financial analyses or equipment. Any of this information, in whatever form and whether or not marked as confidential or proprietary, and all derivatives, improvements and enhancements to any of the above, whether provided to Consultant, or created or developed by Consultant under this Agreement, as well as information of third parties as to which Company has an obligation of confidentiality shall all be treated as the confidential and proprietary information of Company (all of the above collectively referred to as "Information"). Notwithstanding anything to the contrary herein, Consultant and Company acknowledge and agree that any information that Consultant can demonstrate by written documentation to have become publicly known without fault on the part of Consultant shall not be deemed to be “Information” hereunder. Information received by Consultant in his previous capacity as the Company’s Chief Financial Officer and Chief Operating Officer remains subject to that certain At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated July 29, 2019 (as subsequently amended).
2.2
Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Company. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.
2.3
Third Party Information. Consultant shall not disclose or otherwise make available to Company in any manner any confidential information of Consultant or any third party pursuant to any relationship in which Consultant was obligated to hold such information in confidence for the benefit of such third party unless specifically listed and approved pursuant to Section 3 below.

3.
Ownership Of Work Product.

3.1
Background Technology. Consultant shall specifically describe and identify in each Project Assignment all technology that Consultant intends to use in performing under such Project Assignment which is either owned solely by Consultant or is licensed from a third party to Consultant with a right to sublicense, and which exists prior to the effective date of the applicable Project Assignment ("Background Technology").
3.2
Ownership; Transfer. Subject to Section 3.4 below, Consultant further agrees that any and all ideas, discoveries, improvements, inventions, technologies, materials and works of authorship, whether or not patentable, (collectively, “Inventions”) conceived, written, created or first reduced to practice in, or as a result of, the performance of work under this Agreement or as a result of Consultant receiving Company’s Information, together with all related patent and other intellectual property rights, shall be the sole and exclusive property of Company. Consultant hereby assigns, and agrees to assign to Company in the future if not assignable at present, all of his or her right, title and interest in and to any and all such Inventions, together with all related patent and other intellectual property rights. Consultant hereby grants to Company a non-exclusive, royalty-free, perpetual, irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.
3.3
Protection of Information. In addition to the foregoing Section 3.2 and subject to Section 3.4 below, Consultant further agrees, in view of Consultant’s access to Information and knowledge of Company resulting from Consultant’s work hereunder, that any and all Inventions conceived, written, created or first reduced to practice by Consultant within twelve (12) months after the termination or expiration of this Agreement, which Inventions arise from using any Information or incorporate or are based upon any Information, shall be the sole and exclusive property of Company, and Consultant hereby assigns, and agrees to assign to Company in the future if not assignable at present, all of his or her right, title and interest in and to any and all such Inventions, together with all related patent and other intellectual property rights.
3.4
Assistance. Consultant agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Company as reasonably required at Company’s reasonable expense to perfect in Company the rights, title and other interests in Consultant’s Work Product (as defined below) and any Inventions expressly granted to Company under this Agreement. If Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his or her agent and attorney in fact, which appointment is coupled with an interest, to act for and in his or her behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

4.
Representations and Warranties
4.1
No Conflicts and No Solicitation. Consultant represents and warrants that (a) Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof or violate any duty of loyalty to Company that Consultant would otherwise have if Consultant were an employee of Company and (b) Consultant shall not enter into any such conflicting agreement or other agreement with any person, corporation, government agency or other entity that could, in any manner, impede or prevent Consultant from giving and Company from receiving the benefit of the work to be performed by Contract under this Agreement. During the term of this Agreement, Consultant agrees that, without the prior written consent of Company, Consultant will not, directly or indirectly, on its, his or her behalf or on behalf of any other person or entity, call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, business or patrons of Company. The parties acknowledge that the foregoing restrictions placed upon Consultant are necessary and reasonable in scope and duration and are a material inducement to Company to execute, deliver and perform its obligations arising under or pursuant to this Agreement, and that despite such restrictions Consultant will be able to earn its, his or her livelihood and engage in its, his or her profession during the term of this Agreement.
4.2
Authority. Consultant represents and warrants that Consultant has full power and is authorized to enter into and perform this Agreement.
4.3
Title to Work Product. Consultant warrants that it has good and marketable title to all of the Inventions, material, or work product created or provided by Consultant pursuant to the provisions of this Agreement ("Work Product"). Consultant further warrants that the Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations. In the event of a breach or threatened breach of the foregoing warranty, Consultant shall, at no additional cost to Company, replace or modify the Work Product with a functionally equivalent and conforming Work Product, obtain for Company the right to continue using the Work Product and, in all other respects, use his or her best efforts to remedy the breach. Any copyrightable work created in connection with the performance of this Agreement will be considered a work made for hire, whether published or unpublished, and all rights therein will be the property of Company as author and owner of copyright in such work and are hereby assigned by to the Consultant to Company. Consultant represents and warrants that she will not assign any of his right, title and interest in and to any and all Inventions, or any related patent or other intellectual property rights, as referenced in Sections 3.2 and 3.3 above, to any party other than Company.

5.
Term and Termination. The term of this Agreement shall be from the effective date until (and including) September 20, 2024, unless extended by mutual agreement. Either Company or Consultant may terminate this Agreement in the event of a material breach of the Agreement by the other party which is not cured within seven (7) days of written notice to the other party of such breach. In addition, either Company or Consultant may terminate this Agreement for convenience with three (3) days prior written notice. In such event, Consultant shall cease work immediately after receiving notice from Company unless otherwise advised by Company, and shall notify Company of costs incurred up to the termination date. Sections 2, 3.2, 3.3, 3.4, 4, 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement.

6.
Independent Consultant; Indemnification

6.1
Consultant’s relationship with Company will be that of an independent Consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant will not be entitled to any of the benefits which Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Because Consultant is an independent Consultant, Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, under this Agreement.

6.2 To the fullest extent permitted by Company’s bylaws and applicable law, Company shall indemnify, defend and hold harmless Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the services, provided that Consultant was not in breach of this Agreement, acted in good faith and in a manner the Consultant reasonably believed to be in the best interests of Company and, if any criminal proceedings are involved, had no reasonable cause to believe Consultant’s conduct was unlawful. Company’s obligations under the foregoing sentence are conditioned upon the Consultant: (a) providing the Company with prompt notice of any such claims; (b) allowing Company to control the defense and settlement of such claims; (c) providing Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of Company. Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of Company.

7.
Rights and Remedies upon Breach. If the Consultant breaches or threatens to commit a breach of any of the provisions of Sections 2, 3 or 4 of this Agreement (the “Protective Covenants”), Consultant agrees that such breach or threatened breach of the Protective Covenants would cause irreparable injury to Company and that money damages would not provide an adequate remedy to Company. Company shall also have any other rights and remedies available to the Company under law or in equity.

8.
General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. Consultant shall not assign this Agreement or its obligations hereunder without the prior written consent of Company and any such purported assignment shall be null and void. This Agreement and any Project Assignments agreed upon by the parties constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, as such laws apply to contracts between residents of the State of California performed entirely within California, without reference to conflict of laws principles. Consultant agrees that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Diego County, California, and Consultant hereby agrees to consent to the personal jurisdiction of such courts. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.
9.
Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” includes (i) filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), (ii) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the other party to this Agreement, or on the part of the agents or employees of the other party, when Consultant been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, and (iii) disclosing information pertaining to sexual harassment or any unlawful or potentially unlawful conduct to the extent such disclosure is protected by applicable law. Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties or in any manner not protected by applicable law. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
10.
Legal Counsel. CONSULTANT HEREBY ACKNOWLEDGES THAT CONSULTANT HAS BEEN ENCOURAGED TO CONSULT WITH LEGAL COUNSEL (AT CONSULTANT’S OWN EXPENSE) PRIOR TO EXECUTING THIS AGREEMENT.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

Viracta Therapeutics, Inc.: Daniel Chevallard

By: /s/ Mark Rothera By: /s/ Daniel Chevallard

Mark Rothera, President and Chief Executive Officer An Individual

March 20, 2024 March 20, 2024

Date Date

Exhibit A to Daniel Chevallard

Consulting Agreement

_______________________________________________________________________________________

Consultant: Daniel Chevallard

Address:

Email:

Phone:

1.
PROJECT SCOPE

Provide high-level support at the Company’s request related to the transition of Consultant’s former Chief Financial Officer and Chief Operating Officer responsibilities to selected Viracta employees. Consultant will provide assistance when and as requested up to a maximum of 8 hours per month.

2.
COST / COMPENSATION

•
Consultant will invoice for consulting services on a monthly basis at the rate of $375/hour (using ¼ hour increments), in an amount not to exceed 8 hours per month.
•
In addition to such cash compensation, the post-termination exercise period of the options and stock awards previously granted by the Company to Consultant shall continue until the date 3 months following the termination date of the Consulting Agreement and the vesting of such stock options and Consultant’s stock awards shall continue through the termination date of this Consulting Agreement.